NEWS

FOR RELEASE: April 1, 2011

Charter Announces Resignation of Executive Vice President, Programming and Legal Affairs

Gregory L. Doody to Return to Restructuring Practice

St. Louis, Missouri – Charter Communications, Inc. (NASDAQ: CHTR) today announced that Gregory L. Doody, Executive Vice President, Programming and Legal Affairs, has resigned  to return to his restructuring advisory practice, Dumaine Advisors, LLC. Doody, who has worked with Charter since 2008, guided the Company through a successful financial restructuring in 2008 and 2009. He will remain with the company through a transition period.

“I would like to thank Greg for his tireless efforts and numerous contributions during the restructuring process, while at the same time leading our legal, regulatory and government relations teams,” said Mike Lovett, Charter’s President and Chief Executive Officer. “His skills have been a great asset to the company and we wish him much success in his future endeavors.”

"I have the utmost respect for Mike Lovett and the outstanding senior leadership team he has assembled. Under his leadership, I have every confidence that Charter will enjoy a very bright future," said Doody. "I am proud of what the Charter team has accomplished over the last several years, and, with Charter now on solid footing, I am ready to return to the restructuring arena and use my skills to assist other companies.”

Doody has led successful in-court and out-of-court restructurings for large corporations, including Charter, Calpine Corporation and HealthSouth Corporation. Prior to joining Charter in 2008, Doody served as Executive Vice President, General Counsel and Secretary of Calpine Corporation since 2006. Previously, he served as Executive Vice President, General Counsel and Secretary of HealthSouth.

About Charter

Charter is a leading broadband communications company and the fourth-largest cable operator in the United States. Charter provides a full range of advanced broadband services, including advanced Charter TVTM video entertainment programming, Charter InternetTM access, and Charter PhoneTM. Charter Business® similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at charter.com.

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Anita Lamont                                         Mary Jo Moehle
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